CONTRIBUTION AND CANCELLATION AGREEMENT

CONTRIBUTION AND CANCELLATION AGREEMENT dated January 18, 2011 (this "Agreement"), by and among Forest Garvin (Mr. Garvin"), Garvin Strategic Capital, LLC (''`GSC''), Garvin Investments, LLC ("GIL" and collectively with Mr. Garvin and GSC, the "Cancelling Parties"), Farrallon, Inc., a Nevada corporation (the "Company"), Bryan Arthur the sole director and officer of the Company ("Mr. Arthur') and DYP Enterprises, LLC, a limited liability company wholly owned by Mr. Arthur and the holder of a majority of the outstanding shares of the Company's capital stock ("DYP'').

Mr. Garvin, as of September 30, 2010, agrees Mr. Arthur and DYP Enterprises have provided approximately 90%, of the total cash used by the Company in operations, which amount has been recorded in the Company's financial statements for the period ended September 30, 2010.

Mr. Gavin has provided approximately 10%, of the total cash used by the Company in operations, which amount has been recorded in the Company's financial statements for the period ended September 30, 2010.

Mr. Arthur and DYP agree as well as their respective heirs, successors, associates, assigns, agents and representative, to forever release and discharge Mr. Garvin, GSC and GIL from any obligation or liability for any monies or debts they may owe to either of them, whether actual or alleged, in connection with the operation of Farrallon, Inc.

Mr. Garvin and GSC and GIL agree as well as their respective heirs, successors, associates, assigns, agents and representative, to forever release and discharge Mr. Arthur and DYP from any obligation or liability for any monies or debts they may owe to either of them, whether actual or alleged, in connection with the operation of Farrallon, Inc.

Also, Mr. Garvin and GSC and GIL agree to the following terms:

l . Farrallon, Inc is relieved of any and all obligations payable to Mr. Garvin, GSC and GIL. Mr. Garvin, GSC and GIL acknowledge and confirm that any Garvin Note or GSC or GIL Note Payable shall be deemed cancelled, and they have no rights or interests in these Notes. Farrallon, Inc shall have no obligations to any of the Notes for any amounts that may be due to Mr. Garvin, GSC and GIL or any associate, agent or representative. In effect, these Notes arc null and VOID.

2. Transfer of Subject Shares. Mr. Garvin, GSC and GIL transfer their shares to Mr. Arthur and DYP. This transfer represents 450,000 shares of Farrallon, Inc common stock, par value $0.0001 per share (the "Subject Shares"). The signing of this document hereby instructs Farrallon, Inc to transfer the Subject Shares to Mr. Arthur and DYP. Mr. Garvin, GSC and GIL shall no longer have any interest in the Subject Shares whatsoever.

3. Governing Law: In the event action is taken by either party, this Agreement and All amendments and supplements hereof and thereof and all waivers and consents hereunder and there under shall be construed in accordance with and governed by the internal laws of the State; of North Carolina without regard to its conflict of laws rules.

This Agreement may be executed in any number of ways by both parties. All copies together shall together constitute the same agreement. This Agreement may be reproduced by any electronic, photographic, photostatic, magnetic, microfilm, microfiche, microcard, miniature photographic, facsimile or other similar process and the original thereof may be destroyed. The parties agree that any such reproduction shall, to the extent permitted by law, be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not the reproduction was made in the regular course of business) and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOREST GARVIN	GARVIN STRATEGIC CAPITAL, LLC

/s/ Forest Garvin	By: /s/ Forest Garvin

Name: Forest Garvin
Title: Managing Member

GARVIN INVESTMENTS, LLC	DYP ENTERPRISES, LLC

By: /s/ Forest Garvin	By: /s/ Bryan Arthur

Name: Forest Garvin	Name: Bryan Arthur
Title: Managing Member	Title: Managing Member

BRYAN ARTHUR	FARRALLON, INC.

/s/ Bryan Arthur	By: /s/ Bryan Arthur

Name: Bryan Arthur
Title: President